EXHIBIT 12

VISCARIA LIMITED

c/o Aspen Secretarial Services

Lemesou, 77

Elia House

P.C. 2121, Nicosia, Cyprus

Attention: Devora Har-Tuv

Facsimile: +357 2241 8801

May 14, 2012

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

Attention: Phaneesh Murthy

Facsimile: (510)-896-2010

Re:	Investment Rights Agreement

Ladies and Gentlemen:

Reference is made to that certain Investor Rights Agreement, dated as of February 1, 2011, by and between iGATE Corporation (“iGATE”) and Viscaria Limited (in its capacity as the Majority Sponsor Investors and holder of a majority of the outstanding Preferred Stock, “Viscaria”), as amended, restated or otherwise modified from time to time in accordance with its terms (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

On or about May 8, 2012, Viscaria acquired 1,500,000 shares of common stock of iGATE (the “Acquired Securities”). Subject to the immediately following sentence, this letter confirms that the Acquired Securities shall be treated as Registrable Securities under the Agreement. Promptly after the expiry of any contractual limitations on iGATE existing as of the date hereof that would prohibit iGATE from registering the Acquired Securities for resale by Viscaria under the Securities Act, and in any event within ninety (90) days of the date of such expiration, iGate shall (i) either prepare and file with the SEC one or more registration statements under the Securities Act on form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Acquired Securities) or amend any existing Registration Statement previously filed with the SEC (including, without limitation, the Shelf Registration Statement), in each case, providing for the resale of the Acquired Securities by Viscaria and (ii) shall use its reasonable best efforts to effect the registration of the Acquired Securities in accordance with the terms of the Agreement.

This letter agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way hereto shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof. This letter agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this letter agreement.

Viscaria Limited

By:	/s/ Devora Har-Tuv
Name: Devora Har-Tuv
Title: Director

Acknowledged, agreed to and accepted as of the date set forth above by:

iGATE Corporation

By:	/s/ Mukund Srinath
Name: Mukund Srinath
Title: SVP – Legal & Corporate Secretary

[SIGNATURE PAGE TO IRA LETTER AGREEMENT]